Exhibit 99.1

Moleculin Provides Update on Ongoing Clinical Trials and Outlines Expected Upcoming Milestones

– Actively recruiting in three Phase 1b/2 clinical trials (one of which is in Phase 2)

– Recently completed first cohort in Phase 1b/2 trial evaluating Annamycin in combination with cytarabine (Ara-C) for the treatment of acute myeloid leukemia (AML); Preliminary results show a durable complete response at starting dose level in an elderly subject

– Multiple expected milestones and interim data readouts expected in 2023

HOUSTON, May 10, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat cancers and viruses, today provided an update on recent activity and expected near term milestones across its clinical development pipeline.

“While it is important that Annamycin has proven safe in the last eight subjects in MB105 and MB106, we believe of greater significance is the activity shown by Annamycin in AML in subjects mostly heavily pre-treated by anthracyclines and other agents and mainly in elderly subjects. In the last eight subjects treated in those trials, we have had five or 63% respond with two complete responses or CRs and three partial responses or PRs. Two of the PRs had bone marrow aspirates below 5%,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “Couple this with the activity we are seeing in the MB107 Phase 2 portion of our Phase 1b/2 clinical trial of Annamycin for the treatment of soft tissues sarcoma pulmonary metastases and we are excited about the potential for further positive data readouts as we move deeper into 2023.”

“I am extremely proud of the progress we demonstrated across our development pipeline and ongoing clinical trials. With three Phase 1b/2 clinical trials underway, we are focused on driving recruitment forward and meeting the milestones ahead for each program. Importantly, these three currently active clinical trials are open label and provide us with the opportunity to announce clinical activity as it is being demonstrated throughout 2023,” added Mr. Klemp.

Ongoing Clinical Trial Updates

Next Generation Anthracycline – Annamycin

Annamycin is the Company’s next-generation anthracycline that has been designed to be non-cardiotoxic (unlike currently prescribed anthracyclines) and has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin (a commonly prescribed anthracycline), as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. An independent expert has reported no signs of cardiotoxicity in the first 42 subjects in the Company’s three clinical trials, which total includes 32 subjects treated over the lifetime maximum anthracycline dose set by the U.S. Food and Drug Administration (FDA). Annamycin is currently in development for the treatment of STS lung metastases (STS lung mets) and relapsed or refractory acute myeloid leukemia (AML) and the Company believes the drug may have the potential to treat additional indications.

STS Lung Mets

The Company is currently in the Phase 2 portion of its ongoing U.S. Phase 1b/2 clinical trial evaluating Annamycin for the treatment of soft tissue sarcoma lung metastases (MB107). clinicaltrials.gov: NCT04887298

Recent Activity Highlights

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As previously announced, in the Phase 1b portion of the MB107 study, 15 subjects were enrolled, and the Company determined the Recommended Phase 2 Dose (RP2D) as safe and tolerable and demonstrated a preliminary response of stable disease or better in 60% (n=15) – defined as stable disease (SD) with STS lung mets or better after two cycles (approximately six weeks) of Annamycin. The median progression free survival (PFS) was 2.6 months for subjects receiving the study drug dose per the protocol in the Phase 1b portion. It is important to note that while most published studies of second line or later therapy in “advanced soft tissue sarcoma” include patients without lung metastases, MB107 includes only subjects with lung metastases, which are generally considered to be less responsive to such therapies. For this reason, the Company believes that the preliminary PFS results are encouraging.

●	Preliminary Phase 1b data showed no evidence of cardiotoxicity.
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In the ongoing Phase 2 portion of the study, to date 13 of the up to 28 subjects have been identified, recruited, or dosed. Ten subjects have been dosed two cycles and received their end of Cycle 2 scans. One subject has received their initial dose and has not received cycle 2 scans.

●	Up to 28 subjects will be enrolled at the RP2D in Phase 2 to focus more on quantifying efficacy as well as providing additional safety information.
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In this Phase 2 portion of the trial to date, Annamycin has demonstrated a progression free response of 60% (6 of 10) of subjects showing SD through 2 or more cycles, with three subjects continuing with the study drug. One such subject has received six cycles after their end of cycle 4 scan and has exhibited stable disease. For the three subjects with SD not continuing with the study drug, they are being followed for progression free survival and, for all subjects, overall survival is being monitored. These data are preliminary and subject to change.

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An investigator sponsored Phase 1b/2 clinical trial was initiated in Poland in 2022 to study an alternative dosing regimen for Annamycin in the treatment of STS lung mets. This trial continues to enroll subjects and began dosing subjects in late 2022.

AML

The Company is currently conducting its Phase 1b/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML who are refractory to or relapsed after induction therapy (MB106). clinicaltrialsregister.eu: EudraCT 2020-005493-10 or clinicaltrials.gov: NCT05319587

Recent Activity Highlights

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In 2022 Moleculin completed its Phase 1 single agent trial for Annamycin in AML (MB105), identifying an RP2D and demonstrating an 80% Overall Response Rate (ORR) in the five subjects treated with the RP2D in the final cohort. Three subjects achieved a Partial Response (PR) and one achieved a complete response with incomplete recovery of peripheral blood count (CRi). For purposes of this clinical trial, the protocol defines a CR to mean that the subject's bone marrow aspirate assessments (BMA) reduced to 5% or less with recovery of neutrophils (or white blood cells) and platelets, CRi means a CR where there was incomplete recovery of neutrophils and/or platelet counts and a PR means the subject's BMA reduced by 50% and resulted in a blast count of 25% or less.

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It is noteworthy that one investigator designated two of the three PR subjects as such even though the subjects achieved BMA’s showing a blast count below 5% at the end of therapy. Notwithstanding this designation by the investigator, our own medical experts consider these subjects to have achieved CRs.

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The MB106 clinical trial application (CTA) in Poland for a Phase 1b/2 trial of Annamycin in combination with Cytarabine (AnnAraC) for the treatment of AML was allowed in 2022. This trial was later approved to expand into Italy in 2022 and dosing subjects began in March 2023.

●	Five clinical sites in Poland and Italy have been recently activated for the MB-106 trial. The Company is planning for a total of up to eleven sites in the European Union (EU).
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The Company recently completed the first cohort in the Phase 1b portion of the MB106 study. In the first cohort, three subjects were treated, all of whom are believed to be relapsed from multiple prior therapies. Annamycin was dosed at 190 mg/m2, along with Cytarabine at 2.0 g/m2/day for 5 days (total dose of 10 g/m2), consistent with the familiar 7+3 regimen, combining daunorubicin and Cytarabine, typically used as a first-line induction therapy. In the Company’s study therapy Annamycin replaces daunorubicin. The Company, at the recommendation of the data safety committee, deemed the first cohort dose as safe and opened the second cohort with the Annamycin dose being increased to 230 mg/m2.

Expected Upcoming Milestones

●	STS (U.S.): Report Phase 2 interim data.
●	STS (EU): Report Phase 1b/2 interim data.
●	AML: Present CSR for MB-105 Phase 1 results at an upcoming conference.

Flagship Immune/Transcription Modulator – WP1066

Moleculin is in ongoing discussions with multiple academic institutions in separate programs evaluating WP1066 for the treatment of brain tumors. The Company expects to finalize agreements in the second quarter with at least one investigator-sponsored clinical trial or program for the treatment of adult and pediatric brain tumors to commence in the second half of 2023.

Recent Activity Highlights

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The Company supplied drug product to an externally funded pediatric brain tumor trial with WP1066 up to its conclusion in February 2023 and expects additional externally funded clinically trials for WP1066 (in combination with radiation) in 2023 in the U.S. and, possibly, in Southeast Asia.

Expected Upcoming Milestones

●	Report topline results from investigator-initiated Phase 1 study in pediatric brain tumors.
●	Seek external funding opportunities for an investigator-initiated clinical trial in adult and pediatric cancer patients in 2023.

Metabolism/Glycosylation Inhibitor – WP1122 Portfolio

WP1122 was developed as a prodrug of 2 deoxy-D-Glucose (2-DG) to provide a more favorable pharmacological profile and was found to have greater potency than 2-DG monotherapy in preclinical models where tumor cells require higher glycolytic activity than normal cells. WP1122 has also been shown to have a greater antiviral effect than 2-DG against SARS-CoV-2 in MRC-5 cells in culture. The improved pharmacokinetic and pharmacodynamic (PK/PD) profile of WP1122 compared to 2-DG was noted in mice following oral dosing at equimolar (i.e., equivalent levels of 2-DG) doses. The WP1122 Portfolio includes numerous analogs, including WP1096, which has demonstrated the potential for broad antiviral capabilities in a wide range of in vitro models including multiple arenaviruses, Zika virus, and HIV. The Company looks forward to the potential of externally funded research to confirm such activity.

Expected Upcoming Milestones

●	Report preliminary findings of National Institutes of Health (NIH) funded animal testing of WP1096 in the Tacaribe Arenavirus.
●	Identify investigators interested in initiating a clinical trial to study the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM.

General Information on the Company’s Core Technologies

Annamycin currently has Fast Track Status (FTS) and Orphan Drug Designation (ODD) from the FDA for the treatment of soft tissue sarcoma, in addition to ODD for the treatment of acute myeloid leukemia. WP1066 has ODD for the treatment of GBM and has four indications designated for the FDA Rare Pediatric Disease Priority Review Voucher (PRV) Program. WP1122 has ODD and FTS for GBM, as well. For more information about our trials, please visit clinicaltrials.gov.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat cancers and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to have little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the pace of enrollment in Moleculin’s clinical trials, the timing of Moleculin’s ability to report topline data from its studies, the timing of the commencement of investigator-sponsored and/or externally funded clinical trials which are outside the control of Moleculin, and whether the results of Moleculin’s preclinical animal models can be replicated in human trials. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com